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               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting parts of this Registration Statement under the Investment Company Act of 1940 Amendment No. 3 on Form N-2 (the "Registration Statement") of our report dated
November 18, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of Alliance All-Market Advantage Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus.



/s/ PricewaterhouseCoopers LLP
    __________________________
    PricewaterhouseCoopers LLP
    1177 Avenue of the Americas
    New York, New York  10036
    May 5, 1999